Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Traws Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	300,000(2)	$5.55(3)	$1,665,000	0.00015310	$254.91
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	18,160(4)	$5.55(3)	$100,788	0.00015310	$15.43
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	21,200 (5)	$5.55(3)	$117,660	0.00015310	$18.01
Total Offering Amounts					$1,883,448		$288.35
Total Fee Offsets							$0
Net Fee Due							$288.35

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of the common stock, par value $0.01 per share (the “Common Stock”) of Traws Pharma, Inc. (the “Company”) that may be issuable under the Traws Pharma, Inc. 2021 Incentive Compensation Plan, Trawsfynydd Therapeutics, Inc. 2021 Stock Plan or the inducement restricted stock unit equity awards registered hereby, by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(2) Consists of 300,000 additional shares of Common Stock issuable under the Traws Pharma, Inc. 2021 Incentive Compensation Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high sales price ($5.60) and the low sales price ($5.50) for the registrant’s Common Stock as reported by The Nasdaq Stock Market on November 14, 2024, a date that is within five business days prior to the filing of this Registration Statement.

(4) Consists of 18,160 shares of Common Stock issuable under the Trawsfynydd Therapeutics, Inc. 2021 Stock Plan.

(5) Consists of shares of Common Stock issuable under new hire inducement restricted stock unit equity awards in the aggregate amount of 21,200 as granted to certain employees of the registrant as an inducement material to entry into employment with the registrant in accordance with NASDAQ Listing Rule 5635(c)(4).